EXHIBIT 2.1







                   AGREEMENT FOR PURCHASE AND SALE OF LICENSES

                                     Between

                            SUNSHINE PCS CORPORATION


                              CINGULAR WIRELESS LLC


                                       and

                       for purposes of Articles X and XII,

           those Stockholders identified on the signature pages hereto



                              Dated August 18, 2003




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                   AGREEMENT FOR PURCHASE AND SALE OF LICENSES

     This Agreement for Purchase and Sale of Licenses (the "Agreement") is entered into the 18th day of August, 2003 (the "Effective Date") by and between Sunshine PCS Corporation, a Delaware corporation "Seller"), Cingular Wireless LLC, a Delaware limited liability company ("Buyer"), and for purposes of Articles X and XII hereof, those stockholders of Seller identified on the signature pages hereto (the "Stockholders").

     WHEREAS, Seller has acquired the authorizations of the Federal Communications Commission (the "FCC") to construct and operate personal communication services ("PCS") wireless telecommunications systems ("Systems") in the Basic Trading Areas ("BTAs") as described on the attached Exhibit A (referred to herein as the "Tallahassee License", the "Panama City License", and the "Ocala License" or, collectively, the "Licenses");

     WHEREAS, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, the Licenses on the terms and subject to the conditions set forth herein (the "Acquisition"); and

     WHEREAS, the prior consent of the FCC to the transfer of the Licenses from Seller to Buyer is required, and the parties intend that the transfer of the Licenses contemplated by this Agreement will be consummated only if such FCC consent to transfer is obtained; and

     WHEREAS, concurrent with the execution of this Agreement, as an inducement to Buyer's willingness to enter into this Agreement, certain stockholders of Sellers have entered into Voting Agreements (copies of which are attached hereto) pursuant to which those stockholders have agreed, among other things, subject to the terms of such Voting Agreement, to vote their shares of capital stock of Seller over which such Persons have voting power to approve this Agreement and the Acquisition; and

     WHEREAS, concurrent with the execution of this Agreement, as an inducement to Buyer's willingness to enter into the Agreement, Buyer and Seller have entered into that System Access and Services Agreement and that Wholesale Agreement of even date herewith.

     NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

ARTICLE I.
                                   DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; (iii) any other Person for which a Person described in clause (ii) acts in any such capacity; or (iv) any other Person in which such Person beneficially owns a majority of the outstanding capital stock or equity interests.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Encumbrance" means any lien (including, without limitation, any tax lien), claim, charge, security interest, mortgage, pledge, easement, right of first offer or first refusal, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind, or any microwave interference.

     "Expenses" means any fees or expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under Article X hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "FCC Consent" means the consent of the FCC to the assignment of the Licenses described herein from Seller to Buyer.

     "Final Order" means an action taken or order issued by the applicable Governmental Body as to which (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Body and the time for filing any such petition or protest is passed; (iii) the Governmental Body does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; (v) with respect to an action taken or order issued by a Governmental Body granting consent to the transactions contemplated hereunder, such consent shall be without material adverse conditions; and (vi) free of the imposition of any unjust enrichment penalties, unless the Seller pays such penalties on or before Closing and provides Buyer with satisfactory evidence of such payment.

     "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

     "Losses" means any loss, cost, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, expense, deficiency, diminution of value or other charge.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law that is applicable to the Licenses, the transactions contemplated in this Agreement or any material aspect of such transactions.

                                  ARTICLE II.
                                PURCHASE AND SALE

2.1 Purchase of Licenses. On the Closing Date, upon the terms and subject to the representations, warranties and conditions of this Agreement, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Licenses, free and clear of all Encumbrances.

2.2 Purchase Price Payable at Closing. The aggregate purchase price (the "Purchase Price") for the Licenses shall be (i) Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000.00) minus (ii) the aggregate amounts paid by Buyer to Seller for the term of the Wholesale Agreement as the Fixed Fee on Schedule A to the Wholesale Agreement. At the Closing, in exchange for the Licenses, Buyer shall pay and deliver the Purchase Price to Seller by wire transfer of immediately available funds to an account designated by Seller.

2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for any liabilities, obligations, taxes or indebtedness of Seller or any of its Affiliates, whether direct or indirect, liquidated or unliquidated, known or unknown, whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether arising out of occurrences prior to, at or after the date hereof, including, without limitation, arising out of the matters set forth on Schedule I hereto (collectively, the "Excluded Liabilities"). The term "Excluded Liabilities" does not include liabilities, obligations, taxes or indebtedness related to or arising out of Buyer's ownership or use of the Licenses from and after the Closing Date.

2.4 Microwave Cost-Sharing Obligations. All of the cost-sharing reimbursement obligations owed to other PCS licensees (or to microwave incumbents) by Seller pursuant to 47 C.F.R. ss.24.239 et seq., which related to Seller's operations prior to the Closing Date, as well as all of Seller's related obligations triggered by its operations prior to the Closing Date, shall be Excluded Liabilities.

                                  ARTICLE III.
                                     CLOSING

3.1 Closing. The closing of the transfer of the Licenses (the "Closing") shall occur at the offices of Buyer at 10:00 A.M., local time, on a date to be specified by Buyer to Seller, which closing date will not be more than ten (10) business days after the date on which the FCC, and all other state and federal regulatory authorities with jurisdiction over the Licenses or any material aspect of the transactions contemplated in this Agreement, if any, shall have consented to the transfer of the Licenses from Seller to Buyer by Final Order, and subject in all respects to the fulfillment or waiver of the parties' respective conditions to closing set forth in Article VIII and Article IX, or such other time and place as the parties may agree (such date, the "Closing Date").

3.2 Closing Deliveries of Buyer. Subject to fulfillment or waiver of the conditions set forth in Article VIII, at the Closing, Buyer shall deliver to Seller all of the following:

     (a) Immediately available funds in the amount described in Section 2.2 in accordance with the payment instructions to be provided by Seller to Buyer prior to the Closing;

     (b) A certificate of good standing of Buyer issued within thirty (30) days prior to the Closing Date by the Secretary of State of the State of Delaware; and

     (c) A certificate of a manager or the managing member of Buyer, dated the Closing Date, certifying that as of such Closing Date, (i) each representation and warranty of Buyer contained in this Agreement is true and correct in all material respects and (ii) Buyer has complied in all material respects with all of its obligations under this Agreement.

3.3 Closing Deliveries of Seller. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing, Seller shall deliver to Buyer all of the following:

     (a) A certificate of an officer of Seller, dated the Closing Date, certifying that as of such Closing Date, (i) each representation and warranty of Seller contained in this Agreement is true and correct in all material respects and (ii) Seller has complied in all material respects with all of its obligations under this Agreement;

     (b) A certificate of the Secretary of Seller dated as of the Closing Date, as to the resolutions of the Board of Directors and Stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

     (c) An executed assignment and assumption agreement transferring the Licenses to Buyer in a form reasonably acceptable to Buyer;

     (d) Opinions of Seller's legal counsel, dated as of the Closing Date, covering the matters set forth on Exhibit B attached hereto; and

     (e) All required third party consents to the consummation by the parties hereto of the transactions contemplated by this Agreement.



                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing as a foreign corporation in each of the jurisdictions where such qualification is required by law.

4.2 Authority of Seller. Seller has the full power and authority to own the Licenses, and is qualified under the FCC's rules and the Communications Act to hold and convey the Licenses. Seller has full power and authority to execute, deliver and perform this Agreement and any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement. The execution, delivery and performance of this Agreement and any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement by Seller has been or will be prior to the Closing Date duly authorized and approved by all necessary action of Seller. This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

4.3 No Conflicts. Except for the FCC Consent, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

     (a) Violate or conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or require any notice to, authorization or approval of, filing with or consent under: (1) the certificate of incorporation or bylaws of Seller; (2) any note, indenture, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right restriction or obligation to which Seller is a party or any of its properties is subject or by which Seller is bound; (3) any Court Order to which Seller is a party or by which it is bound; or (4) any Requirements of Laws affecting Seller.

     (b) Require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with any Person other than the consent or approval of the stockholders of Seller.

4.4  The Licenses; Build-Out of Licenses.

     (a) Seller has all permits, licenses, franchises, variances, exemptions, orders, operating rights and other governmental authorizations, consents and approvals, necessary to conduct its business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Seller or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

     (b) Seller has performed as of the Effective Date, and will have performed as of the Closing Date, all of its respective obligations required to have been performed under the Licenses as of such dates. Except as set forth on Schedule I, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under the Licenses which permits or, after notice or lapse of time or both, would permit revocation or termination of the Licenses, or which might adversely affect the rights of Seller under the Licenses. The Licenses are valid and in full force and effect. The Licenses may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect immediately after such assignment and transfer, without the consent, approval, or act of, or the making of any filing with, any Governmental Body except for the FCC Consent. The Licenses (i) were granted on the grant date specified on Exhibit A and (ii) expire on the expiration dates specified on Exhibit A.

     (c) Seller has timely complied with, and timely notified the FCC of its compliance with, the five-year construction benchmarks applicable to the Licenses as mandated by Section 24.203 of the FCC rules.

4.5 Title to Licenses. Seller has good and marketable title to the Licenses, free and clear of all Encumbrances. Upon delivery to Buyer on the Closing Date, Seller will transfer to Buyer good and marketable title to the Licenses, subject to no indebtedness or Encumbrances.

4.6 No Violation, Litigation or Regulatory Action. Except for the FCC Consent, Seller has complied in all material respects with all Requirements of Law which are applicable to the Licenses, including without limitation, all applicable rules and regulations of the FCC, tower and lighting requirements of the Federal Aviation Administration (""FAA""), and any applicable electrical or other codes of the city/locality/state concerned. Seller has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Body, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a material adverse effect on the Licenses. Except as set forth in Schedule I, there is no investigation, claim, action, suit or other proceeding pending or, to the best knowledge of Seller, threatened against Seller, relating to Seller or the Licenses which, if adversely determined, either would result in the revocation, cancellation, suspension or adverse modification of the Licenses or would have a material adverse effect on the ability of Seller to perform its obligations hereunder, nor is Seller aware of any reasonable basis for any such investigation, claim, action, suit or proceeding.

4.7 No Finder. No broker or finder has acted on behalf of Seller in connection with the transactions contemplated hereby.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement. The execution, delivery and performance of this Agreement and any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement by Buyer have been duly authorized and approved by all necessary limited liability company actions on the part of Buyer. This
Agreement is the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

5.3 No Conflicts. Except for the FCC Consent, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

     (a) Violate or conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or require any notice to, authorization or approval of, filing with or consent under: (1) the certificate of formation or operating agreement of Buyer; (2) any material note, indenture, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound; (3) any Court Order to which Buyer is a party or by which it is bound; or (4) any Requirements of Laws affecting Buyer.

     (b) Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with any Person.

5.4 No Finder Fees. No broker or finder has acted on behalf of Buyer in connection with the transactions contemplated hereby.

5.5 Litigation. There is no investigation, claim, action, suit or other proceeding pending or, to the knowledge of Buyer, threatened against Buyer, which is reasonably likely to prevent the consummation of the transactions contemplated hereby.

5.6 Qualification. Buyer (or its assignee in the event of an assignment pursuant to Section 12.4) is legally qualified to hold the Licenses, and to receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the Licenses. Buyer (or its assignee in the event of an assignment pursuant to Section 12.4) is in compliance with Section 310(b) of the Communications Act, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership.

                                  ARTICLE VI.
                        ACTION PRIOR TO THE CLOSING DATE

     The parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1 Investigation by Buyer. Seller shall furnish to Buyer or its authorized representatives such information concerning the Licenses and Seller as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VIII have been satisfied. No investigation made by Buyer or its authorized representatives hereunder shall affect the representations and warranties of Seller hereunder.

6.2 Investigation by Seller. Buyer shall furnish to Seller or its authorized representatives such information concerning Buyer as shall be reasonably requested, including all such information as shall be necessary to enable Seller or its authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Buyer contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. No investigation made by Seller or its authorized representatives hereunder shall affect the representations and warranties of Buyer hereunder.

6.3 Preserve Accuracy of Representations and Warranties. Each party shall promptly notify the other in writing (a) of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (b) of any development causing a breach of any of the representations and warranties of such party in Articles IV or V above, as applicable, or (c) of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against such party which would have been disclosed if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. No disclosure by any party pursuant to this Section 6.3, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant therein.

6.4  Consents of Third Parties; Governmental Approvals.

     (a) Consents. Seller will act diligently and reasonably to secure, before the Closing Date, any consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party as required to be obtained to assign the Licenses to Buyer or to otherwise satisfy the conditions set forth herein; provided that Seller shall not make any agreement or understanding affecting the Licenses as a condition for obtaining any such consent, approval or waiver except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 6.4(a); provided that Buyer shall have no obligation to offer or pay any consideration in order to obtain any such consent or approval (other than as provided in Section 2.3).

     (b) FCC Consents. Seller shall, as promptly as practicable, but in no event later than five (5) business days, following the date of the Stockholder Approval, file with the FCC an FCC Form 603 (or other appropriate form) application seeking consent to assign the Licenses from Seller to Buyer. The parties shall cooperate and use their respective reasonable efforts to prosecute such application to a favorable conclusion and shall each bear its own costs for such filings.

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

7.1 Reasonable Efforts; Obligations of Buyer and Seller. Subject to the terms and conditions herein, each of the parties hereto agrees to use all commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, the proper agents, officers and directors of each party hereto shall take such action.

7.2  Stockholder Approval.

     (a) Seller shall take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to obtain the necessary approval in favor of this Agreement and the transactions contemplated hereby, whether by vote or by written consent, of its stockholders entitled to vote on this Agreement and the transactions contemplated hereby (the "Stockholder Approval"), which approval shall be obtained, subject to Section 7.3(c)(iii), no later than the 20th day following the Effective Date. Subject to
Section 7.3, Seller shall use its reasonable best efforts to solicit from its stockholders the Stockholder Approval.

     (b) Except as expressly permitted by Section 7.3: (i) the Board of Directors of Seller shall recommend that the stockholders of Seller vote or act by written consent in favor of adoption and approval of this Agreement and approval of the Acquisition, (ii) the information statement or similar documentation disseminated to the voting stockholders of Seller in connection with the Stockholder Approval shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote or act by written consent in favor of the adoption and approval of this Agreement and approval of the Acquisition, and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of its Board of Directors that the stockholders of Seller vote or act by written consent in favor of adoption and approval of this Agreement and the Acquisition.

7.3  Acquisition Proposals.

     (a) Seller agrees that neither it nor any of its Affiliates nor any of the officers and directors of it or its Affiliates shall, and that it shall cause its and its Affiliates' employees, agents and Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in
Section 7.3(g)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 7.3(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Seller and its Subsidiaries and their respective officers, directors, employees, agents and representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

     (b) (i) Within two (2) business days after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Seller shall provide Buyer with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, Seller shall provide Buyer as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Buyer a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

     (ii) Seller shall provide Buyer with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

     (c) Notwithstanding anything to the contrary contained in Section 7.3(a) and subject to compliance with Section 7.3(b), in the event that Seller receives an unsolicited, bona fide Acquisition Proposal from a Person that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor, if any), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 7.3(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law): (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Buyer written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the NDA and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously so furnished); (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Buyer written notice of its intention to enter into negotiations with such third party and (iii) postpone the Stockholder Approval for such period of time not to exceed 15 days following the date of the receipt of such Acquisition Proposal as in the reasonable judgment of the Board of Directors is required in order to determine whether such Acquisition Proposal constitutes a Superior Offer and/or to comply with the provisions of this Section 7.3.

     (d) In response to the receipt of a Superior Offer, the Board of Directors of Seller may withhold, withdraw, amend or modify its recommendation in favor of the Acquisition (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (v) are met at least two days prior to any Change of Recommendation: (i) a Superior Offer with respect to Seller has been made and has not been withdrawn; (ii) the Stockholder Approval has not yet been obtained; (iii) Seller shall have (A) provided to Buyer written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or Group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Buyer a copy of all written materials delivered to the Person or Group making the Superior Offer in connection with such Superior Offer, and (C) made available to Buyer all materials and information made available to the Person or Group making the Superior Offer in connection with such Superior Offer; (iv) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable Law; and (v) it shall not have breached in any material respect any of the provisions set forth in Section 7.2 or this Section 7.3.

     (e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not submit to the vote of its respective stockholders or take any action by written consent on any Acquisition Proposal, or propose to do so, unless and until this Agreement shall have been terminated in accordance with its terms.

     (f) Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that Seller shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.3(d).

     (g) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "Acquisition Proposal" shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from Seller or acquisition by any Person or "Group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning ten percent (10%) or more of the total outstanding voting securities of Seller, or any acquisition, consolidation, merger, business combination or similar transaction involving Seller, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of Seller, or (C) any liquidation, spin-off or dissolution of the Assets or Seller.

     (ii) "Superior Offer" shall mean an unsolicited, bona fide offer made by a third party to acquire, directly or indirectly, pursuant to a merger, tender offer, exchange offer, acquisition, consolidation or other business combination, substantially all of the assets of Seller or more than 50% of the total outstanding voting securities of Seller on terms that the Board of Directors of Seller has in good faith concluded (following the receipt of advice of its outside legal counsel and consultation with its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to Seller's stockholders (in their capacities as stockholders) than the terms of the Acquisition (which shall be adjusted for comparison purposes to include an implied residual enterprise value for Seller's assets other than the Licenses) and is capable of being consummated.

7.4 Filing of Form 8-K. The parties hereto acknowledge that Seller shall file with the Securities and Exchange Commission the Current Report on Form 8-K prepared by Seller and delivered to Buyer on the date hereof, to which Seller shall annex as an exhibit a copy of this Agreement and a copy of the press release mutually agreeable to Buyer and Seller issued in accordance with Section
12.2 hereof.



                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement shall be, at the option of Buyer, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date. These conditions are solely for the benefit of Buyer and may be waived by Buyer at any time in its sole discretion.

8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

8.2 No Restraint or Litigation. No action, suit, investigation or proceeding (except for any action, suit, investigation or proceeding relating to the FCC Consent, which shall be governed solely by the condition set forth in Section 8.3) shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, and no action, suit, investigation or proceeding shall have been instituted, nor shall an order have been issued by the court addressing the merits of the matters set forth in
Schedule I in a manner that directly and materially adversely affects the right of Buyer to own and control the Licenses following the Closing or awards material damages, fines, penalties or expenses to be paid by Seller which have not been paid by Seller.

8.3 FCC Consent. The FCC shall have consented by Final Order to the assignment of the Licenses to Buyer.


8.4 Stockholder Consent. Seller shall have received the consent or approval of its stockholders to the consummation of the transaction contemplated by this Agreement.

8.5 Necessary  Consents.  Seller shall have  delivered all third party  consents
required  for  Seller  to  consummate  the  transaction   contemplated  by  this
Agreement.

8.6 Closing Deliveries. Seller shall have made all of its Closing Deliveries described in Section 3.3.



                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement shall be, at the option of Seller, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date. These conditions are solely for the benefit of Seller and may be waived by Seller at any time in their sole discretion.

9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller.

9.2 No Restraint or Litigation. No action, suit, investigation or proceeding (except for any action, suit, investigation or proceeding relating to FCC matters, which shall be governed solely by the condition set forth in Section 9.3) shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3 FCC Consent. The FCC Consent shall have been obtained.

9.4 Stockholder Consent. Seller shall have received the consent or approval of its stockholders to the consummation of the transaction contemplated by this Agreement.

9.5 Closing Deliveries. Buyer shall have made all of its Closing Deliveries described in Section 3.2.


                                   ARTICLE X.
                                 INDEMNIFICATION

10.1 Survival. All of the representations and warranties of the parties contained in Article IV or Article V shall survive the Closing hereunder (even if the other party knew or had reason to know of any misrepresentation or breach of warranty at the time of such Closing, unless the other party expressly waives in writing any such breach at or before the time of such Closing) and shall continue in full force and effect until the two (2) year anniversary of the Closing Date, except that the representations and warranties set forth in Sections 4.2, 4.5, 5.2 and 5.6 shall survive the Closing and continue in full force and effect until the five (5) year anniversary of the Closing Date.

10.2 Indemnification by Seller. Seller and the Stockholders, jointly and severally, shall indemnify Buyer, its Affiliates and their respective directors, officers, agents, successors and assigns from and against the entirety of any Losses or reasonable Expenses any such person may incur prior to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

     (a) the breach (or any claim, action, suit or proceeding, in the event any third party alleges facts that, if true, would mean Seller has breached) of any of its representations, warranties, or covenants contained herein, and, if there is an applicable survival period pursuant to Section 10.1 above, Buyer makes a written claim against Seller within such period;

     (b) the matters set forth in Schedule I; and

     (c) any actual or threatened claim, action, suit or proceeding (including, without limitation, FCC enforcement action) against Buyer or any of its Affiliates arising from Seller's ownership or operation of the Licenses prior to the Closing or arising out of, or based upon, any Excluded Liability.

10.3 Indemnification by Buyer. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, or covenants contained herein and, if there is an applicable survival period pursuant to Section 10.1 above and Seller makes a written claim against Buyer within such period, or in the event of any actual or threatened claim, action, suit or proceeding against Seller arising from Buyer's ownership or operation of the Licenses following the Closing, then Buyer shall indemnify Seller and its respective directors, officers, agents, successors and assigns from and against the entirety of any Losses or reasonable Expenses any such person may incur prior to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or such claim, action, suit or proceeding.

10.4 Certain Limitations. Notwithstanding any provision of this Agreement to the contrary and except for fraud or as set forth below:

     (a) the maximum aggregate liability of Seller pursuant to the indemnification obligations under Section 10.2 shall not exceed Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000.00);

     (b) the maximum aggregate liability of Lynch Interactive Corporation pursuant to the indemnification obligations under Section 10.2 shall not exceed the greater of (x) Eight Million Dollars ($8,000,000.00) or (y) the Purchase
Price paid to Lynch Interactive Corporation as a result of any redemption, distribution, dissolution or liquidation of or transaction with Seller;

     (c) the maximum aggregate liability of Fortunet Wireless Communication Corporation pursuant to the indemnification obligations under Section 10.2 shall not exceed the greater of (x) Six Hundred Thousand Dollars ($600,000.00) or (y) the Purchase Price paid to to Fortunet Wireless Communication Corporation as a result of any redemption, distribution, dissolution or liquidation of or transaction with Seller;

     (d)  the   maximum   aggregate   liability   of  Buyer   pursuant   to  the
indemnification obligations under Section 10.3 shall not exceed Eight Million Six Hundred Thousand Dollars ($8,600,000.00);

     (e) the indemnification rights in this Article X shall expire: (i) at the end of the survival period set forth in Section 10.1, (ii) with respect to the matters set forth in Section 10.2(b) ninety (90) days after Buyer receives written notice from Seller of both (x) a final, nonappealable order, and (y) confirmation by Seller and/or Stockholders of payment of any amounts that may be payable by Seller and/or the Stockholders with respect thereto; and (iii) five
(5) years following the Closing Date for all other matters; provided that in each case the Indemnitor (as defined below) shall continue to be responsible after such expiration dates for those claims and losses of which they have received notice required by this Article prior to the expiration dates referred to in (i), (ii) and (iii) of this Section 10.4(e).

     Except in the case of fraud or a willful or intentional breach of this Agreement, no Indemnified Party (as defined below) shall be entitled to receive any special, punitive, incidental or consequential damages.

10.5 Notice of Claims.

     (a) Any party (the "Indemnified Party") seeking  indemnification under this
Article X shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

     (b) Subject to Section 10.4, after the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; or (ii) by an award from an arbitrator pursuant to Section 12.10 hereof or by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

10.6 Third Person Claims.

     (a) Subject to Section 10.6(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity hereunder unless such consent is unreasonably withheld.

     (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefore hereunder shall be waived.

     10.7 Amount of Indemnification Payments. In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).



                                   ARTICLE XI.
                                   TERMINATION

11.1  Termination.   Anything  contained  in  this  Agreement  to  the  contrary notwithstanding, this Agreement may be terminated:

     (a) By the mutual written consent of Seller and Buyer;

     (b) By either Seller or Buyer upon written notice to the other, in the event the other party (the "Breaching Party") has materially breached its representations, warranties or covenants contained in this Agreement and failed to cure such breach within 30 days after it has been given a Termination Notice in respect of such breach; provided, however, that the party claiming such breach (i) is not itself in material breach of its representations, warranties or covenants contained herein, (ii) promptly notifies the Breaching Party in writing (the "Termination Notice") of its intention to exercise its rights under this Agreement as a result of the breach, and (iii) specifies in such Termination Notice the representation, warranty or covenant of which the Breaching Party is allegedly in material breach;

     (c) By either Seller or Buyer upon written notice to the other, if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

     (d) By either Seller or Buyer upon twenty (20) days' prior written notice of such termination, if the Closing shall not have occurred on or before the one
(1) year anniversary of the date of the Stockholder Approval, unless the failure to consummate the transaction contemplated by this Agreement is the result of a breach of this Agreement by the party seeking termination.

     (e) By either Buyer or Seller in the event the stockholders of Seller fail to give the Stockholder Approval within the applicable time period set forth in
Section 7.2; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to Seller where the failure to obtain stockholder approval shall have been caused by the action or failure to act by Seller and such action or failure to act constitutes a material breach by Seller of this Agreement; or

     (f) By Buyer in the event that (i) the Board of Directors of Seller, shall have resolved not to reaffirm the Acquisition, or (ii) the Board of Directors of Seller shall have failed to include in the information statement or similar documentation disseminated to the voting stockholders of Seller in connection with the Stockholder Approval its recommendation, without modification or qualification, that Seller's stockholders approve and adopt this Agreement and approve the Acquisition or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Seller's stockholders that they approve and adopt this Agreement and approve the Acquisition, or (iii) the Board of Directors of Seller shall have made a Change of Recommendation or, within ten business days after commencement of any tender or exchange offer for any shares of Seller Common Stock, the Board of Directors of Seller shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) any Person (other than Buyer) shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the outstanding shares of Seller Common Stock; or

     (g) By Seller, (provided that Seller has complied with Sections 7.2 and 7.3 hereof), if the Board of Directors of Seller has made a Change of Recommendation in order to approve and permit Seller to accept a Superior Offer; provided, however, that (i) upon request by Buyer, the Board of Directors of Seller shall negotiate in good faith to modify this Agreement for three (3) business days after Seller has provided to Buyer an initial notice of its intent to terminate pursuant to this Section 11.1(g), and (ii) Seller shall have tendered to Buyer payment in full of the amount specified in Section 11.3 after compliance with the foregoing clause (i) and concurrently with delivery of its final notice of termination pursuant to this Section 11.1(g); or

     (h) By Buyer in the event that: a Final Order is not issued within twelve (12) months of the date the applications are placed on public notice; a Final Order is issued that is expressly conditioned upon the outcome of the matters set forth in Schedule I; the FCC issues an Order to Show Cause (or similar notice) why the Licenses should not be revoked; the FCC designates the transferor/assignor's basic qualifications for hearing; or an order is issued by the court addressing the merits of the matters set forth in Schedule I in a manner that directly and materially adversely affects the right of Buyer to own and control the Licenses following the Closing.

11.2 Effect of Termination. In the event of termination of this Agreement by either party, except as otherwise provided herein, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of its covenants, representations or warranties hereunder). The provisions of Sections 11.2, 11.3, 12.1, 12.3, 12.5, 12.6, 12.7, 12.8, 12.10, 12.11, and 12.12
shall expressly survive the expiration or termination of this Agreement. Nothing in this Section 11.2 shall be deemed to release any party from any liability for breach by such party of its obligations under this Agreement or from any obligations that exist under separate agreements between the parties.

11.3 Expenses. Notwithstanding Section 12.7 of this Agreement, if:

     (a) (i) either Seller or Buyer terminates this Agreement pursuant to 11.1(d), Section 11.1(e) or 11.1(b) and there has been publicly announced an Acquisition Proposal (other than the Acquisition) prior to the termination date, and there has been publicly announced an Acquisition Proposal (other than the Acquisition) prior to the termination date, and Seller has not publicly disapproved without condition or qualification such Acquisition Proposal and publicly reaffirmed without condition or qualification its approval of the Acquisition, or (ii) Seller has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement and Buyer terminates this Agreement pursuant to Section 11.1(b), and within twelve months of such termination under either of (i) or (ii) above Seller shall either (1) consummate an Acquisition Proposal or (2) enter into an agreement with respect to an Acquisition Proposal, whether or not such Acquisition Proposal (but changing, in the case of (1) and (2), the references to the 10% amounts in the definition of Acquisition Proposal to 50%) is subsequently consummated; or

     (b) Buyer shall terminate this Agreement pursuant to 11.1(f); or

     (c) Seller shall terminate this Agreement pursuant to 11.1(g); then Seller shall pay to Buyer an amount equal to $500,000 (the "Termination Fee"). Seller hereby waives any right to set-off or counterclaim against such amounts. If the Termination Fee shall be payable pursuant to subsection (a) of this Section 11.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Proposal or the date of execution of an agreement with respect to such Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b) of this Section 11.3, the Termination Fee shall be paid in same-day funds upon the earlier of
(i) the execution of an agreement with respect to such  Acquisition  Proposal or
(ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (c) of this Section 11.3, the Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 11.1(g).


                                  ARTICLE XII.
                               GENERAL PROVISIONS

12.1 Confidential Nature of Information. Each party will treat as confidential all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents, all in accordance with the terms of the non-disclosure agreement (entitled Information Exchange Agreement dated November 5, 2001 by and between Seller and Buyer (the "NDA"). The parties agree that the term of the NDA shall extend until the Closing Date.

12.2 No Public Announcement; Press Releases. No party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, to comply with accounting and Securities and Exchange Commission disclosure obligations or applicable FCC disclosure obligations; and provided further that Seller and Buyer each hereby consents to the other party issuing a press release in a mutually agreeable form with respect to this Agreement promptly after the execution of this Agreement.

12.3 Notices. All notices, certifications, requests, demands, payments and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if by overnight delivery, by a nationally-recognized carrier; if by mail, by first class certified mail, postage prepaid, or delivered personally; or if sent by facsimile, with transmission confirmed by a printout from the facsimile machine and simultaneously followed by the original communications by first class certified mail, postage prepaid:

If to Seller:

         Sunshine PCS Corporation
         359 West 11th Street
         Suite 7B
         New York, NY  10014
         Attention: Karen Johnson, CEO
         Telephone:  (646) 336-1718
         Facsimile: (212) 935-1787 (Attention: David J. Adler, Esq.)

If to Buyer:

         Cingular Wireless LLC
         5565 Glenridge Connector
         Atlanta, Georgia, 30342
         Attention:  General Counsel
         Telephone: (404) 236-6140
         Facsimile:  (404) 236-6145

     or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices given by United States certified mail as aforesaid shall be effective on the third business day following the day on which they were deposited in the mail. Notices delivered in person or by overnight courier shall be effective upon delivery. Notices given by facsimile shall be effective when transmitted, provided facsimile notice is confirmed by telephone and is transmitted on a business day during regular business hours.

12.4 Successors and Assigns. The rights and obligations of any party under this Agreement shall not be assignable by such party hereto without the written consent of the other party; provided, however, Buyer may, without the prior consent of Seller, assign its rights hereunder to receive the Licenses to, (a) any Affiliate of Buyer, (b) any successor of all or substantially all of Buyer's business by way of merger, consolidation, liquidation, purchase of assets of Buyer or other form of acquisition or other form of reorganization or (c) any lender of Buyer as collateral, but no such assignment shall relieve Buyer of any of its obligations to Seller hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No Stockholder a party hereto, nor their successors or assigns, shall assign their obligations under this contract without the prior written consent of Buyer. In the event any Stockholder assigns or distributes its right to all or any part of the Purchase Price from Seller or sells or otherwise transfers any securities in Seller to any Person, such assignment, distribution or transfer shall be deemed not to have occurred for purposes of the calculations set forth in Sections 10.4(b)(y) and 10.4(c)(y)..

12.5 Entire Agreement; Amendments. Except for the NDA referred to in Section 12.1, which shall continue in full force and effect and shall be binding upon the parties for the full length of its term, this Agreement and the Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings among Buyer and Seller, with respect to the transactions contemplated herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by authorized representatives of Buyer and Seller.

12.6 Waivers. Any failure of Buyer or Seller to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by Buyer or Seller, as applicable, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.7 Expenses. Except as otherwise set forth in this Agreement, each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and advisors. In the event any party shall bring an action or arbitration in connection with the performance, breach or interpretation of this Agreement, the prevailing party in any such action or arbitration shall be entitled to recover from the losing party all reasonable costs and expenses of such action or arbitration, including attorneys' fees.

12.8 Partial Invalidity; Construction. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected. The parties agree that this Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

12.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts which may be delivered by facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

12.10 Resolution of Disputes. Except with respect to a breach of the obligations of confidentiality and actions detrimental to the assignment and acquisition of the Licenses contemplated hereunder, as to which the non-breaching party shall have the right to seek from any court of proper jurisdiction specific performance, injunctive remedy or other equitable remedies without complying with the provisions of this Section 12.10, senior management employees of Buyer and Seller shall meet and negotiate in good faith to reach a satisfactory resolution to any dispute arising in connection with this Agreement. If such negotiations do not result in a resolution within five (5) calendar days after the first meeting of such representatives, then any dispute, claim or controversy arising under this Agreement or in any way related to this Agreement, or its interpretation, enforceability or inapplicability (including the issue of whether or not the arbitrator has jurisdiction to decide any particular dispute, controversy or claim) shall be submitted to binding arbitration at the election of either Buyer or Seller. The arbitration shall be conducted by a single arbitrator. The arbitration shall be conducted in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In rendering an award, the arbitrator shall determine the rights and obligations of the parties in accordance to the substantive laws of the State of New York (thereby excluding that body of law relating to choice of laws), as though the arbitrator were a court of the State of New York. The arbitration award shall be in writing and shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, (a) nothing contained in this
Section 12.10 shall affect the right of either party to terminate this Agreement pursuant to Article XI or to seek indemnification pursuant to Article X, and (b) in the event of arbitration, the parties hereto shall each have and retain (i) the rights and remedies of specific performance and injunctive and other equitable relief existing in their favor at law or in equity to enforce or preven the violation of any provision of this Agreement; (ii) the right to institute an appropriate action, suit or proceeding to enforce in the courts any final award made in such arbitration; and (iii) the right to seek in the courts prejudgment remedies, such as a preliminary injunction in aid of arbitration.

12.11 Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of New York, without regard to choice of law principles.

12.12 Specific Performance. Notwithstanding anything herein to the contrary, if Buyer or Seller fail to perform any of its obligations under this Agreement, the aggrieved party shall have the right, in addition to all other rights or remedies, to specific performance of the terms hereof.

12.13 Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



SELLER:                                             BUYER:

Sunshine PCS Corporation                           Cingular Wireless LLC


By: /s/ Karen E. Johnson                           By: /s/ Rick Lindner
    --------------------                               ----------------
Its:  Chief Executive Officer                      Its:  Chief Financial Officer


For purposes of Articles X and XII of this Agreement:


STOCKHOLDERS:


Lynch Interactive Corporation


By: /s/ Robert E. Dolan
    -------------------
Its:  Chief Financial Officer

Fortunet Wireless Communication Corporation


By: /s/ Victoria G. Kane
    --------------------
Its:  President




                                    EXHIBIT A
                                    LICENSES

--------------------------------------------------------------------------------------------
                                FCC
Seller   BTA      License #   Market Name            MHz             Grant Date    Exp. Date
--------------------------------------------------------------------------------------------
         439       KNLF361   Tallahassee   1902.5-1910/1982.5-1990   09/17/96      09/17/06
         340       KNLF362   Panama City   1902.5-1910/1982.5-1990   09/17/96      09/17/06
         326       KNLF325   Ocala         1902.5-1910/1982.5-1990   09/17/96      09/17/06

                                    EXHIBIT B
                 SUBJECT MATTER OF OPINION OF COUNSEL TO SELLER

     Subject to appropriate qualifications and assumptions set forth in the Opinion, the Opinion of counsel to Seller shall state the following:

     1. Seller is a corporation and is validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to enter into the Agreement and perform its obligations thereunder.
     2. The execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate action of Seller, and the Agreement has been duly executed and delivered by Seller.

     3. The Agreement constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought;
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable.

     4. The execution and delivery of the Agreement by Seller, and the consummation by Seller of the transactions contemplated by the Agreement on the date hereof do not:

     (i) to the best of our knowledge, violate any federal or Delaware statute, rule or regulation applicable to Seller;

     (ii) violate the provisions of the certificate of incorporation or bylaws of Seller;

     (iii) result in the breach of or a default under any of the agreements identified to us by an officer of Seller as material to Seller, and listed on Annex I hereto (the "Material Agreements"); or

     (iv) to the best of our knowledge, require any consents, approvals, authorizations, registrations, declarations or filings by Seller under any federal or Delaware statute, rule or regulation applicable to Seller.

No opinion is expressed in clauses (i) and (iv) of this paragraph 4 as to the application of Section 548 of the federal Bankruptcy Code and comparable provisions of state law or of any antifraud laws, securities laws, antitrust or trade regulation laws.

     5. Seller holds and has the right to use the Tallahassee License, Panama City License and Ocala License (collectively, the "Licenses"). The Licenses are in full force and effect, and have not been revoked, suspended, cancelled or modified. The Licenses include all FCC licenses, permits and authorizations necessary for Seller to operate a PCS system in the markets corresponding to each License.

     6. Except as described on Annex II, there are no actions, suits or proceedings before the FCC pending or, to the best of our knowledge, threatened, against Seller or the Licenses, other than FCC rulemaking proceedings generally applicable to C- and F-Block PCS systems. Based solely on our review of the FCC Records, except as described on Annex III, there is no unsatisfied adverse FCC order, decree, or ruling outstanding against Seller or the Licenses.

     7. Sellers have filed a timely notification with the FCC stating that they have satisfied the five-year construction benchmarks applicable to the Licenses, as mandated by Section 24.203 of the FCC rules.

                                   SCHEDULE I

     Fortunet Communications, L.P., Seller's predecessor-in-interest, as well as Victoria G. Kane, the sole stockholder of Fortunet Wireless Communication Corporation which is Seller's largest stockholder, Karen E. Johnson, Seller's Chief Executive Officer, and Lynch Interactive Corporation, which through February 25, 2001 owned 49.9% of Seller's equity and currently all of Seller's preferred stock and an option to acquire 4,300,000 shares of Seller's common stock, among others, have been named as defendants in a lawsuit brought under the so-called "qui tam" provisions of the federal False Claims Act in the United States District Court for the District of Columbia. The complaint was filed under seal with the court on February 14, 2001 and the seal was lifted on January 11, 2002. Under the False Claims Act, a private plaintiff, termed a "relator," may file a civil action on the U.S. government's behalf against another party for violation of the statute. In return, the relator receives a statutory bounty from the government's litigation proceeds if he is successful.

     The relator in this lawsuit is R.C. Taylor III, who is allegedly an attorney specializing in telecommunications law. The main allegation in the case is that the defendants participated in the creation of "sham" bidding entities that allegedly defrauded the United States Treasury by improperly participating in certain Federal Communications Commission spectrum auctions restricted to small businesses, as well as obtaining bidding credits in other spectrum auctions allocated to "small" and "very small" businesses. The lawsuit seeks to recover an unspecified amount of damages, which would be subject to mandatory trebling under the statute.

     Seller was formally served with the complaint on July 10, 2002. On September 19, 2002, Seller joined Lynch Interactive and certain other defendants in filing two motions with the United States District Court for the District of
Columbia: a motion to dismiss the lawsuit and a motion to transfer the action to the Southern District of New York. On November 25, 2002, the relator filed an opposition reply to Seller's motion to dismiss and on December 5, 2002, Seller filed a reply in support of its motion to dismiss.

     Seller strongly believes that this lawsuit is completely without merit, and intends to defend the suit vigorously. The U.S. Department of Justice has notified the court that it has declined to intervene in the case. Nevertheless, Seller cannot predict the ultimate outcome of the litigation, nor can Seller predict the effect that the lawsuit or its outcome will have on Seller's financial condition.